EXHIBIT 16.1

May 20, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the Change of Auditor section of pre-effective amendment no. 4 to Form S-11 dated May 20, 2014 of Carter Validus Mission Critical REIT II, Inc. and are in agreement with the statements contained in paragraphs two and three therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP